FOR IMMEDIATE RELEASE

CONTACT:
Mark (KiBong) Lee
Director of Operations
(240) 268-5300, extension 313

REXAHN PHARMACEUTICALS RAISES $8.6 MILLION
IN PRIVATE PLACEMENT

Rockville, MD, January 3, 2007 -- Rexahn Pharmaceuticals, Inc. (OTCBB: RXHN), a biopharmaceutical company dedicated to the discovery, development and commercialization of innovative treatments for cancer, central nervous system disorders, sexual dysfunction and other unmet medical needs, today announced that it has raised net proceeds of $6.8 million in a private placement of its common stock and three-year warrants to purchase its common stock for a group of accredited investors in Korea. The Company expects to raise an additional $1.8 million in a second tranche, which is scheduled to close on February 29, 2008, resulting in total net proceeds of $8.6 million.

The proceeds of the financing will be used for general corporate purposes, including the Company’s ongoing research and development programs relating to its Archexin™, Zoraxel™ and Serdaxin™ compounds. Archexin™, the Company’s lead drug candidate, is currently in Phase II clinical trials in patients with advanced stage renal cell carcinoma.  Rexahn intends to initiate Phase II clinical trials for Serdaxin™, a compound for the treatment of depression, in 2008.  Further, Zoraxel™, for the treatment of male sexual dysfunction, will also enter Phase II clinical trials in 2008.

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a biopharmaceutical company leveraging its unique technology platform to discover, develop and commercialize innovative treatments for cancer, central nervous system disorders, sexual dysfunction and other unmet medical needs. Rexahn’s compounds are designed to uniquely treat various disease states while significantly minimizing side effects in order to allow patients to regain quality of life through therapy. For Additional information about Rexahn visit www.rexahn.com.

Safe Harbor
This press release contains statements (including projections and business trends) that are forward-looking statements. Rexahn's actual results may differ materially from the anticipated results and expectations expressed in these forward-looking statements as a result of certain risks and uncertainties, including, Rexahn's lack of profitability, its auditor's going concern qualification and the need for additional capital to operate its business to develop its product candidates; the risk that Rexahn's development efforts relating to its product candidates may not be successful; the possibility of being unable to obtain regulatory approval of Rexahn's product candidates; the risk that the results of clinical trials may not be completed on time or support Rexahn's claims; demand for and market acceptance of Rexahn's drug candidates; Rexahn's reliance on third party researchers and manufacturers to develop its product candidates; Rexahn's ability to develop and obtain protection of its intellectual property; and other risk factors set forth from time to time in our filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, Rexahn assumes no obligation to update these forward-looking statements.

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